Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 28, 2013, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Nash-Finch Company on Form 10-K for the year ended December 29, 2012.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Nash-Finch Company on Forms S-8 (File No. 333-27563, File No. 333-51508, File No. 333-63756, File No. 333-110098, File No. 333-115849, File No.’s 333-121754 and 333-121755, File No. 333-124863 and File No. 333-165299) and on Form S-3 (File No. 333-126559).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

February 28, 2013